Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement of Plymouth Industrial REIT, Inc. on Form S-3 (File No. 333-226438) of our report dated February 27, 2019 with respect to our audit of the Statements of Revenues and Certain Expenses of Jacksonville Properties for the year ended December 31, 2017.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

February 27, 2019